UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 14 , 2016

NV5 GLOBAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35849	45-3458017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South Park Road, Suite 350 Hollywood, Florida	33021
(Address of Principal Executive Offices)	(Zip Code)

(954) 495-2112

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2016, NV5 Global, Inc. (the “Company”) entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”).

The following is a summary of the material provisions of the Commitment Letter. This summary is qualified in its entirety by reference to the Commitment Letter which is incorporated by reference in its entirety herein and a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1. Capitalized terms which are not defined in this Current Report on Form 8-K shall have the meanings assigned to such terms in the Commitment Letter.

Pursuant to the Commitment Letter, Bank of America has agreed to be the sole administrative agent for a $80.0 million Senior Secured Revolving Credit Facility (“Senior Credit Facility”) to the Company and has committed to lend to the Company all of the Senior Credit Facility, subject to certain terms and conditions. Additionally, MLPFS has undertaken to act as sole lead arranger and sole book manager for the Senior Credit Facility and to use its best efforts to form a syndicate of financial institutions for the Senior Credit Facility (including Bank of America) (the “Lenders”). In addition, the Senior Credit Facility will include an accordion feature permitting the Company to request an increase in the Senior Credit Facility by an additional amount of up to $60.0 million.

The commitment of Bank of America and the undertaking of MLPFS to provide the services under the Commitment Letter are subject to the satisfaction of certain conditions precedent, including, but not limited, to the following: (a) the completion of a due diligence review of the assets, liabilities and business of the Company and its subsidiaries; (b) the accuracy and completeness of the Company’s representations to Bank of America and MLPFS; (c) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of its subsidiaries; (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and Conditions attached to the Commitment Letter as Exhibit A and incorporated by reference in the Commitment Letter; (e) no material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred that, in the judgment of Bank of America and MLPFS, would impair the syndication of the Senior Credit Facility; and (f) no change, occurrence or development shall have occurred or become known to Bank of America or MLPFS since December 31, 2015 that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms); provided that, solely for the purposes of the commitment of Bank of America under the Commitment Letter and the undertaking of MLPFS to provide the services described therein, nothing disclosed in the financial statements filed with the periodic reports filed by the Company with the Securities and Exchange Commission will be treated as having, or reasonably being expected to have, a Material Adverse Effect.

The Senior Credit Facility will consist of a $80.0 million revolving facility, which will include a $5.0 million sublimit for the issuance of standby letters of credit and a $15.0 million sublimit for swingline loans, which expires five years after the date definitive documentation for the Senior Credit Facility is entered into. Each existing and future direct and indirect domestic and, to the extent no material adverse tax or regulatory consequences would result and no material impediment (including but not limited to repatriation limitations) exists under the law of the applicable foreign jurisdictions, foreign subsidiary of the Company will serve as guarantors in connection with the Senior Credit Facility.

The proceeds of the Senior Credit Facility are intended to be used (i) to finance permitted acquisitions, (ii) for capital expenditures, and (iii) for general corporate purposes. The Company will pay customary fees, costs and expenses in connection with obtaining the Senior Credit Facility.

The Commitment Letter expires on November 30, 2016, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 14, 2016, the Company entered into the Commitment Letter with Bank of America and MLPFS. The terms of the Commitment Letter are described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Commitment Letter, effective as of October 14, 2016, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2016

NV5 GLOBAL, INC.

By:	/s/ Michael P. Rama
Name:	Michael P. Rama
Title:	Vice President and Chief Financial Officer

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